Exhibit 99.1

  PREMIER COMMUNITY BANKSHARES, INC.

Post Office Box 998, Stephens City, Virginia 22655 (540) 869-6600

Premier Community Bankshares, Inc.

Announces 26% Earnings Increase for the First Quarter

Winchester, Virginia, April 12, 2005

(Nasdaq: PREM) Premier Community Bankshares, Inc. reported net income of $1.7 million for the first quarter of year 2005, an increase of 26% or $340 thousand over the net income for the corresponding quarter of 2004.  Diluted earnings per share were $0.33, an increase of 27% from the $0.26 per share for the first quarter of 2004.  The return on assets was 1.15% and the return on equity was 14.93%.  In comparison, the first quarter of 2004 generated a return on assets and equity of 1.12% and 13.39% respectively.

Total assets for the company as of March 31, 2005 were $609.8 million, a gain of $111.6 million or 22% over the same period last year.  Net loans outstanding grew by $94.4 million or 22% and accounted for most of the asset growth.  In spite of the large rate of growth, loan quality remained strong as evidenced by the continued trend of low ratios of non-performing loans to total assets.  As of March 31, 2005, this ratio was 0.20% this compares to 0.08% as of March 31, 2004.  Both ratios were well below peer averages.  The increase in net income is attributable in large part to the interest income and corresponding fees derived from the growth in loans. The increase in loans was funded by a $90.3 million increase in deposits and a $14.0 million increase in borrowed funds.  Total deposits equaled $514.9 million, an increase of $90.3 million or 21% over the corresponding quarter of 2004.  Other income increased as a result of fees on a growing asset and deposit base while other expenses increased due to personnel expenses and equipment needed to service an expanding customer base.

Premier Community Bankshares is a growing multi-bank holding company that operates 16 offices in the Shenandoah Valley region located in the northwestern part of Virginia.  The corporation’s two subsidiary banks of Rockingham Heritage Bank and The Marathon Bank serve an increasingly diversified market with a rapidly growing population.  The Corporation also operates a loan production office in the eastern panhandle of West Virginia and expects to open a newly chartered subsidiary bank later in 2005.

This press release may contain forward-looking statements, as defined by federal securities laws, which may involve significant risks and uncertainties.  The statements are based on estimates and assumptions made by management in conjunction with other factors deemed appropriate under the circumstances.  Actual results could differ materially from current projections.  Readers are encouraged to read filings the company has made with the Securities and Exchange Commission for additional information.

THE MARATHON BANK 4095 Valley Pike, Winchester, Virginia 22602 ROCKINGHAM HERITAGE BANK 110 University Boulevard, Harrisonburg, Virginia 22801

PREMIER COMMUNITY BANKSHARES
(Unaudited)
($ In Thousands)

	Three Months Ended
Balance Sheet	March 31st,
Assets:	2005	2004	% Change
Cash & Due From Banks	$16,733	$25,067	-33.2%

Interest Bearing Due From Banks	173	181	-4.4%

Fed Funds Sold	22,379	6,692	234.4%

Securities-HTM	7,570	8,159	-7.2%

Securities-AFS	20,332	16,176	25.7%

Loans	522,316	427,234	22.3%

Allowance for Loan Losses	-5,238	-4,525	15.8%

Bank Premises & Equip.	13,453	11,569	16.3%

Other Assets	12,090	7,686	57.3%
Total Assets	$609,808	$498,239	22.4%

Liabilities:
Noninterest Bearing Deposits	$84,800	$67,472	25.7%

Interest Bearing Deposits	430,094	357,092	20.4%

Total Deposits	$514,894	$424,564	21.3%

Other Borrowed Money	31,686	17,652	79.5%

Other Liabilities	3,887	2,769	40.4%

Trust Preferred Capital Notes	13,403	13,000	3.1%

Total Liabilities	$563,870	$457,985	23.1%

Shareholders’ Equity
Common Stock	$4,932	$4,887	0.9%
Capital Surplus	19,565	19,349	1.1%

Retained Earnings	21,371	15,721	35.9%

Accumulated Other Comp Income(loss)	70	297	-76.4%

Total Shareholders’ Equity	$45,938	$40,254	14.1%

Total Liabilities and Shareholders’ Equity	$609,808	$498,239	22.4%

	Three Months Ending
	March 31st,
	2005	2004	% Change
Income Statement

Interest Income	$8,931	$7,150	24.9%

Interest Expense	2,683	2,036	31.8%

Net Interest Income	6,248	5,114	22.2%

Provision for Loan Losses	227	429	-47.1%

Net Interest Income After Provision for Loans Losses
	6,021	4,685	28.5%

Other Income	1,052	1,035	1.6%

Other Expenses	4,594	3,781	21.5%

Income Before Taxes	2,479	1,939	27.8%

Income Taxes	818	618	32.4%

Net Income	$1,661	$1,321	25.7%

Results of Operation

Book Value Per Share	$9.31	$8.24	13.0%

Earnings Per Share-Basic	$0.34	$0.27	25.9%
Earnings Per Share-Assuming Dilution	$0.33	$0.26	26.9%

Return on Average Assets	1.15%	1.12%	2.7%

Return on Average Equity	14.93%	13.39%	11.5%

Allowance for Loan Losses to Loans	1.00%	1.06%	-5.7%

Common Shares Outstanding, (Thousands)	4,932	4,887	0.9%